Exhibit 99.1

Planar Announces Sale of Electroluminescent (EL) Business to Beneq

BEAVERTON, Ore. – November 30, 2012 – Planar Systems, Inc. (NASDAQ: PLNR), a worldwide leader in specialty display solutions, announced the sale of its electroluminescent (EL) display business to Beneq Oy, a supplier of production and research equipment for advanced thin film coatings. Under the terms of the transaction, consideration consists of a $6.5 million base purchase price, of which $3.9 million was paid in cash at closing and $2.6 million was paid in the form of a promissory note. The transaction terms also provide for up to $3.5 million in possible additional cash consideration which can be earned in calendar years 2013, 2014, 2015 based upon the EL business achieving certain financial results.

“The sale of our EL business to Beneq represents an important milestone in the execution of our strategic plan,” said Gerry Perkel, president and CEO of Planar. “We were able to add cash to our balance sheet and are now able to focus more of our attention and resources on our digital signage and interactive display product lines. In addition, we believe EL customers and employees will benefit from having the EL business now under the direction of a recognized leader in the use of atomic layer deposition (ALD) technology, a critical component of EL display production.” The Company will be working with Beneq after the closing to ensure customers are fully supported in the transition.

REVISIONS TO THE BUSINESS OUTLOOK FOR THE FIRST QUARTER OF FISCAL 2013

As a result of the sale of the EL business, the Company is updating its forward looking estimates for the first quarter of fiscal 2013. The Company currently anticipates revenue in the range of $41 to $44 million and a Non-GAAP loss of $0.05 to a Non-GAAP profit of $0.01 in the first quarter of 2013, excluding the gain or loss recorded on the sale of the EL business.

ABOUT PLANAR

Planar Systems Inc. (NASDAQ: PLNR) is a global leader in digital display technology providing premier solutions for the world’s most demanding environments. Retailers, educational institutions, government agencies, businesses, utilities and energy firms, and home theater enthusiasts all depend on Planar to provide superior performance when image experience is of the highest importance. Planar solutions are used by the world’s leading organizations in applications ranging from digital signage to simulation and from interactive kiosks to large-scale data visualization. Founded in 1983, Planar is headquartered in Oregon, USA, with offices, manufacturing partners, and customers worldwide. For more information, visit www.planar.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to Planar’s business operations and prospects, including statements relating to the Company’s expected levels of revenue, Non-GAAP income, and any gain or loss on the sale of the EL business in the first quarter of fiscal 2013, and the other statements made under the heading “Business Outlook,”. These statements are made pursuant to the safe harbor provisions of the federal securities laws. These and other forward-looking statements, which may be identified by the inclusion of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “goal” and variations of such words and other similar expressions, are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: poor or further weakened domestic and international business and economic conditions; changes or continued reductions in the demand for products in the various display markets served by the Company; any delay in the timing of customer orders or the Company’s ability to ship product upon receipt of a customer order; the extent and timing of any additional expenditures by the Company to address business growth opportunities; any inability to reduce costs or to do so quickly enough, in either case, in response to reductions in revenue; adverse impacts on the Company or its operations relating to or arising from any inability to fund desired expenditures, including due to difficulties in obtaining necessary financing; changes in the flat-panel monitor industry; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or the ability to keep pace with technological changes; technological advances; shortages of manufacturing capacity from the Company’s third-party manufacturing partners or other interruptions in the supply of components the Company incorporates in its finished goods including as a result of natural disasters like the recent earthquakes and tsunami in Japan; future production variables resulting in excess inventory and other risk factors listed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (SEC). The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

MEDIA CONTACTS:	INVESTOR CONTACTS:
Kim Brown	Ryan Gray
Planar Systems, Inc.	Planar Systems, Inc.
503.748.6724	503.748.8911
kim.brown@planar.com	ryan.gray@planar.com